EXHIBIT 99.1

First Capital, Inc. Reports Quarterly Earnings

CORYDON, Ind., April 28, 2023 (GLOBE NEWSWIRE) -- First Capital, Inc. (the “Company”) (NASDAQ: FCAP), the holding company for First Harrison Bank (the “Bank”), today reported net income of $3.8 million or $1.14 per diluted share for the quarter ended March 31, 2023, compared to $2.5 million or $0.75 per diluted share for the quarter ended March 31, 2022. The increase in net income is primarily due to an increase in net interest income after provision for credit losses partially offset by a decrease in noninterest income and an increase in noninterest expense.

Net interest income after provision for credit losses increased $2.2 million for the quarter ended March 31, 2023 as compared to the same period in 2022. Interest income increased $3.0 million when comparing the periods due to increases in the average tax-equivalent yield on interest-earning assets from 2.68% for the first quarter of 2022 to 3.73% for the first quarter of 2023 and in the average balance of interest-earning assets from $1.10 billion for the first quarter of 2022 to $1.12 billion for the first quarter of 2023. The increase in the tax-equivalent yield was primarily due to an increase in the tax equivalent yield on loans to 5.40% for the first quarter of 2023 compared to 4.43% for the same period in 2022. Interest expense increased $743,000 when comparing the periods due to an increase in the average cost of interest-bearing liabilities from 0.13% for the first quarter of 2022 to 0.51% for the first quarter of 2023 partially offset by a decrease in the average balance of interest-bearing liabilities from $799.5 million for the first quarter of 2022 to $788.2 million for the first quarter of 2023. As a result of the changes in interest-earning assets and interest-bearing liabilities, the interest rate spread increased from 2.55% for the quarter ended March 31, 2022 to 3.22% for the same period in 2023.

Effective January 1, 2023, the Company adopted the Financial Accounting Standard Board’s (“FASB”) Accounting Standards Update (“ASU”) 2016-13, Financial Instruments – Credit Losses (Topic 326), as amended, and commonly referred to as the Current Expected Credit Loss model (“CECL”), under the modified retrospective method. The adoption replaced the allowance for loan losses with the allowance for credit losses (“ACL”) on loans on the Consolidated Balance Sheets and replaced the related provision for loan losses with the provision for credit losses on loans on the Consolidated Statements of Income. Upon adoption, the Company recorded an increase in the beginning ACL on loans of $561,000, increasing the ACL on loans as a percentage of loans receivable to 1.29% as compared to 1.20% at December 31, 2022 prior to adoption. In addition, the Company established an ACL related to unfunded loan commitments of $131,000 upon adoption of CECL. The use of the modified retrospective method of adoption resulted in the Company recording a $529,000 reduction (net of tax) in retained earnings as of January 1, 2023.

Based on management’s analysis of the allowance for credit losses, the provision for credit losses increased from $175,000 for the quarter ended March 31, 2022 to $193,000 for the quarter ended March 31, 2023. The Bank recognized net charge-offs of $203,000 for the quarter ended March 31, 2023 compared to $13,000 for the same period in 2022.

Noninterest income decreased $156,000 for the quarter ended March 31, 2023 as compared to the same period in 2022. Gains on the sale of loans and commission and fee income decreased $249,000 and $110,000, respectively, when comparing the two periods. This was partially offset by increases in ATM and debit card fees and unrealized gain on equity securities of $80,000 and $74,000, respectively.

Noninterest expense increased $407,000 for the quarter ended March 31, 2023 as compared to the same period in 2022, due primarily to increases in compensation and benefits and data processing expense of $295,000 and $162,000, respectively. This was partially offset by a decrease in professional fees of $104,000.

Income tax expense increased $369,000 for the first quarter of 2023 as compared to the first quarter of 2022 primarily due to an increase in pre-tax net income. As a result, the effective tax rate for the quarter ended March 31, 2023 was 16.8% compared to 13.7% for the same period in 2022.

Total assets as of March 31, 2023 were $1.14 billion compared to $1.15 billion at December 31, 2022. Net loans receivable and investment securities increased $7.6 million and $9.3 million, respectively, from December 31, 2022 to March 31, 2023 while federal funds sold decreased $25.1 million during the same period. Deposits decreased $24.9 million from $1.06 billion at December 31, 2022 to $1.04 billion at March 31, 2023. Nonperforming assets (consisting of nonaccrual loans, accruing loans 90 days or more past due, and foreclosed real estate) decreased from $1.5 million at December 31, 2022 to $1.3 million at March 31, 2023.

The Bank currently has 18 offices in the Indiana communities of Corydon, Edwardsville, Greenville, Floyds Knobs, Palmyra, New Albany, New Salisbury, Jeffersonville, Salem, Lanesville and Charlestown and the Kentucky communities of Shepherdsville, Mt. Washington and Lebanon Junction.

Access to First Harrison Bank accounts, including online banking and electronic bill payments, is available through the Bank’s website at www.firstharrison.com. For more information and financial data about the Company, please visit Investor Relations at the Bank’s aforementioned website. The Bank can also be followed on Facebook.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of the words “anticipate,” “believe,” “expect,” “intend,” “could” and “should,” and other words of similar meaning. Forward-looking statements are not historical facts nor guarantees of future performance; rather, they are statements based on the Company’s current beliefs, assumptions, and expectations regarding its business strategies and their intended results and its future performance.

Numerous risks and uncertainties could cause or contribute to the Company’s actual results, performance and achievements to be materially different from those expressed or implied by these forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, the severity, magnitude and duration of the COVID-19 pandemic, including impacts of the pandemic and of businesses’ and governments’ responses to the pandemic on our operations and personnel, and on commercial activity and demand across our and our customers’ businesses, market, economic, operational, liquidity, credit and interest rate risks associated with the Company’s business (including developments and volatility arising from the COVID-19 pandemic), general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; competition; the ability of the Company to execute its business plan; legislative and regulatory changes; and other factors disclosed periodically in the Company’s filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this press release, the Company’s reports, or made elsewhere from time to time by the Company or on its behalf. These forward-looking statements are made only as of the date of this press release, and the Company assumes no obligation to update any forward-looking statements after the date of this press release.

Contact:
Joshua Stevens
Chief Financial Officer
812-738-1570

FIRST CAPITAL, INC. AND SUBSIDIARY
Consolidated Financial Highlights (Unaudited)

	Three Months Ended
	March 31,
OPERATING DATA	2023	2022
(Dollars in thousands, except per share data)

Total interest income	$10,187	$7,205
Total interest expense	996	253
Net interest income	9,191	6,952
Provision for credit losses	193	175
Net interest income after provision for credit losses	8,998	6,777

Total non-interest income	1,991	2,147
Total non-interest expense	6,401	5,994
Income before income taxes	4,588	2,930
Income tax expense	769	400
Net income	3,819	2,530
Less net income attributable to the noncontrolling interest	3	3
Net income attributable to First Capital, Inc.	$3,816	$2,527

Net income per share attributable to
First Capital, Inc. common shareholders:
Basic	$1.14	$0.75

Diluted	$1.14	$0.75

Weighted average common shares outstanding:
Basic	3,353,623	3,350,745

Diluted	3,353,623	3,350,745

OTHER FINANCIAL DATA

Cash dividends per share	$0.27	$0.26
Return on average assets (annualized) (1)	1.34%	0.88%
Return on average equity (annualized) (1)	17.34%	9.23%
Net interest margin (tax-equivalent basis)	3.38%	2.59%
Interest rate spread (tax-equivalent basis)	3.22%	2.55%
Net overhead expense as a percentage
of average assets (annualized) (1)	2.25%	2.08%

	March 31,	December 31,
BALANCE SHEET INFORMATION	2023	2022

Cash and cash equivalents	$35,881	$66,298
Interest-bearing time deposits	3,676	3,677
Investment securities	477,090	467,819
Gross loans	572,899	564,730
Allowance for credit losses	7,323	6,772
Earning assets	1,062,183	1,073,150
Total assets	1,135,165	1,151,400
Deposits	1,035,450	1,060,396
Stockholders’ equity, net of noncontrolling interest	94,040	85,158
Non-performing assets (amortized cost basis):
Nonaccrual loans	1,260	1,344
Accruing loans past due 90 days	-	82
Foreclosed real estate	-	-
Regulatory capital ratio (Bank only):
Community Bank Leverage Ratio (2)	9.46%	9.18%

(1) See reconciliation of GAAP and non-GAAP financial measures for additional information relating to the calculation of this item.
(2) Effective March 31, 2023 and December 31, 2022, the Bank opted in to the Community Bank Leverage Ratio (CBLR) framework.
As such, the other regulatory ratios are no longer provided.

RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES (UNAUDITED):

This presentation contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Management uses these “non-GAAP” measures in its analysis of the Company’s performance. Management believes that these non-GAAP financial measures allow for better comparability with prior periods, as well as with peers in the industry who provide a similar presentation, and provide a further understanding of the Company’s ongoing operations. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. The following table summarizes the non-GAAP financial measures derived from amounts reported in the Company’s consolidated financial statements and reconciles those non-GAAP financial measures with the comparable GAAP financial measures.

	Three Months Ended
	March 31,
	2023	2022

Return on average assets before annualization	0.34%	0.22%
Annualization factor	4.00	4.00
Annualized return on average assets	1.34%	0.88%

Return on average equity before annualization	4.33%	2.31%
Annualization factor	4.00	4.00
Annualized return on average equity	17.34%	9.23%

Net overhead expense as a % of average assets before
annualization	0.56%	0.52%
Annualization factor	4.00	4.00
Annualized net overhead expense as a % of average assets	2.25%	2.08%